                                                                    EXHIBIT 10.3

                             AMENDED AND RESTATED
                              GUARANTY AGREEMENT



                          DATED AS OF MARCH 27, 1997


                                      BY

                             FLORES & RUCKS, INC.
                                 AS GUARANTOR,


                                  IN FAVOR OF


                           THE CHASE MANHATTAN BANK,
                                   AS AGENT,

                                      AND

                 THE LENDERS SIGNATORY TO THE CREDIT AGREEMENT
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                               TABLE OF CONTENTS

                                   ARTICLE I
                                 General Terms

Section 1.01  Terms Defined Above.......................................   1
Section 1.02  Certain Definitions.......................................   1
Section 1.03  Credit Agreement Definitions..............................   3

                                  ARTICLE II
                                 The Guaranty

Section 2.01  Obligations Guaranteed....................................   3
Section 2.02  Nature of Guaranty........................................   3
Section 2.03  Lenders' Rights...........................................   4
Section 2.04  Guarantor's Waivers.......................................   4
Section 2.05  Maturity of Obligations; Payment..........................   4
Section 2.06  Lenders' or Agent's Expenses..............................   4
Section 2.07  Liability.................................................   5
Section 2.08  Events and Circumstances Not Reducing
               or Discharging the Guarantor's Obligations...............   5
Section 2.09  Subrogation...............................................   6

                                  ARTICLE III
                   Representations and Warranties; Covenants

Section 3.01  Representations and Warranties............................   6
Section 3.02  Covenants.................................................   9
Section 3.03  Financial Covenants.......................................  12

                                  ARTICLE IV
                                   Security

Section 4.01  Grant of Security Interest................................  13
Section 4.02  Financing Statements......................................  13
Section 4.03  Remedies..................................................  13
Section 4.04  Rights....................................................  13

                                   ARTICLE V
                                 Miscellaneous

Section 5.01  Successors and Assigns....................................  13
Section 5.02  Notices...................................................  14
Section 5.03  Governing Law; Submission to Jurisdiction;
               Waiver of Jury Trial.....................................  14
Section 5.04  NO ORAL AGREEMENTS........................................  15
Section 5.05  Prior Guaranty............................................  15



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Exhibit A   Form of Certificate of Responsible Officer of Guarantor re:
            No Default and Financial Covenants

Schedule I     Taxes
Schedule II    Subsidiaries



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          THIS AMENDED AND RESTATED GUARANTY AGREEMENT by FLORES & RUCKS, INC.,
a Delaware corporation ("Guarantor"), is in favor of THE CHASE MANHATTAN BANK, as agent (in such capacity, "Agent") for the lenders which are or become parties to the Credit Agreement (each lender individually called a "Lender" and collectively called the "Lenders").


                                   RECITALS:

     A. Flores & Rucks, Inc., a Louisiana corporation (the "Borrower"), the Agent and certain financial institutions entered into that certain Credit Agreement dated as of December 7, 1994, as amended by that certain First Amendment to Credit Agreement dated as of December 31, 1994, and that certain Second Amendment to Credit Agreement dated as of August 14, 1996 (the "Prior Credit Agreement").

     B. One of the terms and conditions stated in the Prior Credit Agreement for the making of the loans described therein was the execution and delivery to the Agent of that certain Guaranty Agreement dated as of December 7, 1994 (the "Prior Guaranty Agreement").

     C. Of even date herewith, the Borrower, the Agent and the Lenders are entering into that certain Amended and Restated Credit Agreement (as amended or supplemented from time to time, the "Credit Agreement") which amends and restates the Prior Credit Agreement.

     D. The Agent and the Lenders have requested and the Guarantor has agreed to amend and restate the Prior Guaranty Agreement.

     E. NOW, THEREFORE, (i) in order to comply with the terms and conditions of the Credit Agreement, (ii) to induce the Lenders, at any time or from time to time, to loan monies, with or without security to or for the account of the Borrower in accordance with the terms of the Credit Agreement, (iii) at the special insistence and request of the Lenders, and (iv) for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby agrees as follows:

                                   ARTICLE I
                                 General Terms

     Section 1.01 Terms Defined Above. As used in this Guaranty Agreement, the terms "Agent", "Borrower", "Guarantor", "Lender", "Lenders", "Credit Agreement", "Prior Credit Agreement" and "Prior Guaranty Agreement" shall have the meanings indicated above.

     Section 1.02 Certain Definitions. As used in this Guaranty Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

     "Collateral" shall have the meaning indicated in Section 4.01 hereof.

     "Consolidated Net Income" shall mean, with respect to the Guarantor and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Guarantor and its Restricted Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Guarantor or any Restricted

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Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Guarantor and its Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of cash dividends or cash distributions actually paid in such period by such other Person to the Guarantor or to a Restricted Subsidiary, as the case may be; (ii) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Restricted Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; (v) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets; and (vi) any write downs of non-current assets, provided however, that any ceiling limitation write downs under SEC guidelines shall be treated as capitalized costs, as if such write downs had not occurred.

     "EBITDA" shall mean, for any period, the sum, determined (without duplication) for the Guarantor and its Restricted Subsidiaries, determined on a consolidated basis, of (i) net income (or net loss) of the Guarantor and its Restricted Subsidiaries for such period (calculated before extraordinary items and income attributable to minority interest in Affiliates which has not been remitted in cash to the Guarantor or its Restricted Subsidiaries); plus (ii) Interest Expense for such period to the extent deducted in the determination of such net income (or loss); plus (iii) depreciation, amortization and other similar non-cash items to the extent deducted in the determination of such net income (or loss) plus (iv) all taxes accrued for such period on or measured by income to the extent deducted in the determination of such net income (or loss); provided that if the Guarantor or any Restricted Subsidiary shall acquire any Person, EBITDA for the preceding 12-month period prior to such acquisition may be determined on a pro forma basis using the revenue attributable to such Person's Oil and Gas Properties net of operating expenses, severance and ad valorem taxes incurred with respect to such Properties during the relevant period.

     "Guaranty Agreement" shall mean this Guaranty Agreement, as the same may from time to time be amended or supplemented.

     "Interest Coverage Ratio" shall mean the ratio of EBITDA as of the end of any fiscal quarter to Interest Expense as of the end of any fiscal quarter.

     "Interest Expense" shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest expense accruing during such period on Debt of the Guarantor and its Restricted Subsidiaries, determined on a consolidated basis, including the interest portion of payments under capitalized leases and any capitalized interest, but excluding amortization of debt discount and expense.

     "Obligations" shall mean (a) any and all indebtedness, obligations and liabilities of the Borrower pursuant to the Credit Agreement and the other Loan Documents to which the Borrower is a party, including without limitation, the unpaid principal of and interest on the Notes (whether accruing prior or subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceeding); (b) any additional loans made by the Lenders to the Borrower; (c) payment of and performance of any and all present or future obligations of the Borrower according to the terms of any present or future interest or currency rate swap, rate cap, rate floor, rate collar, exchange transaction, forward rate agreement or other exchange or rate protection agreements or any option with respect to any such

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transaction now existing or hereafter entered into between the Borrower and the
Agent or any of the Lenders; (d) payment of and performance of any and all present or future obligations of the Borrower according to the terms of any present or future swap agreements, cap, floor, collar, exchange transaction, forward agreement or other exchange or protection agreements relating to crude oil, natural gas or other hydrocarbons or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Agent or any of the Lenders; (e) performance of all Letter of Credit Agreements executed from time to time by the Borrower under or pursuant to the Credit Agreement and all reimbursement obligations for drawn or undrawn portions under any Letter of Credit now outstanding or hereafter issued under or pursuant to the Credit Agreement; and (f) all renewals, rearrangements, increases, extensions for any period, amendments or supplement in whole or in part of the Notes or any documents evidencing the above.

     "Tangible Net Worth" shall mean,, as at any date, the sum of the following for the Guarantor and its Restricted Subsidiaries determined (without duplication) in accordance with GAAP:

          (i) preferred stock (if any), par value of common stock, capital in excess of par value of common stock, and retained earnings; less

          (ii) treasury stock (if any), goodwill, cost in excess of fair value of net assets acquired and all other assets as are properly classified as intangible assets under GAAP; plus

          (iii) the amount of noncash write downs of long-lived assets in compliance with GAAP, intangible drilling costs capitalized in accordance with GAAP and unamortized debt discount and expense to the extent classified as an intangible asset by GAAP.

     Section 1.03 Credit Agreement Definitions. Unless otherwise defined herein, all terms beginning with a capital letter which are defined in the Credit Agreement shall have the same meanings herein as therein.


                                  ARTICLE II
                                 The Guaranty

     Section 2.01 Obligations Guaranteed. The Guarantor hereby irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

      Section 2.02 Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to the Guarantor. This guaranty may not be revoked by the Guarantor and shall continue to be effective with respect to debt under the Obligations arising or created after any attempted revocation by the Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Aggregate Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to the Guarantor and in such event the Guarantor will remain fully bound hereunder on the Obligations. This Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This Guaranty Agreement may be enforced by the Lenders and any

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subsequent holder of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Without prejudice to any notices expressly required by the terms hereof, the Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Event of Default, notice of intent to accelerate the maturity and notice of acceleration of the maturity and any other notice in connection with the Obligations, and also notice of acceptance of this Guaranty Agreement, acceptance on the part of the Lenders being conclusively presumed by their request for this Guaranty Agreement and delivery of the same to the Agent.

     Section 2.03 Lenders' Rights. The Guarantor authorizes the Agent, without notice or demand and without affecting the Guarantor's liability hereunder, to take and hold security for the payment of this Guaranty Agreement and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Agent in its discretion may determine; and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

     Section 2.04 Guarantor's Waivers. The Guarantor waives any right to require the Lenders to (a) proceed against the Borrower or any other person liable on the Obligations, (b) enforce its rights against any other guarantor of the Obligations (c) proceed or enforce its rights against or exhaust any security given to secure the Obligations (d) have the Borrower joined with the Guarantor in any suit arising out of this Guaranty Agreement and/or the Obligations, or (e) pursue any other remedy in the Lenders' powers whatsoever. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. The Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Lenders, and no delay by the Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to the Guarantor's liability under this Guaranty Agreement. To the extent allowed by applicable law, the Guarantor hereby waives any good faith duty on the part of the Agent or the Lenders in exercising any remedies provided in the Loan Documents.

     Section 2.05 Maturity of Obligations; Payment. The Guarantor agrees that if the maturity of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Guaranty Agreement without demand or notice to the Guarantor. The Guarantor will, within five (5) days after notice from the Agent of the Borrower's failure to pay the Obligations at maturity, pay to the Agent, for its benefit and the benefit of the Lenders, the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Agent to give this notice shall not in any way release the Guarantor hereunder.

     Section 2.06 Lenders' or Agent's Expenses. If the Guarantor fails to pay the Obligations after notice required under Section 2.05 from the Agent of the Borrower's failure to pay any Obligations at maturity, and if the Lenders obtain the services of an attorney for collection of amounts owing by the Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under the guaranty, or if suit is filed to enforce this Guaranty Agreement, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by the Guarantor hereunder, or if any amount owing by the Guarantor hereunder is collected through such proceedings, the Guarantor agrees to pay to the Agent for its benefit and the benefit of the Lenders the Lenders' reasonable attorneys' fees.

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     Section 2.07  Liability.  It is expressly agreed that the liability of the
Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

     Section 2.08 Events and Circumstances Not Reducing or Discharging the Guarantor's Obligations. The Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, agrees that its obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which it might otherwise have as a result of or in connection with any of the following:

     (a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, the aggregate Commitments, the Notes, or the Credit Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and the Lenders, or any other Person, pertaining to the Obligations;

     (b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by the Lenders to the Borrower or the Guarantor or any Person liable on the Obligations;

     (c) Condition of Borrower or the Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or the Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or the Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or the Guarantor, or any changes in the shareholders, partners, or members of the Borrower or the Guarantor; or any reorganization of the Borrower or the Guarantor;

     (d) Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any Loan Document) is illegal, uncollectible, legally impossible or unenforceable, or the Credit Agreement, the Notes or other Loan Documents pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

     (e) Release of Obligors. Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by the Guarantor that the Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and the Guarantor has not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Agent and the Lenders will look to other parties to perform the Obligations.

     (f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

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     (g) Release of Collateral, etc.  Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, Property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

     (h) Care and Diligence. The failure of the Agent or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, Property or security;

     (i) Status of Liens. The fact that any collateral, security or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or Lien, it being recognized and agreed by the Guarantor that the Guarantor is not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations. Notwithstanding the foregoing, the Guarantor does not hereby waive or release (expressly or impliedly) any right to be subrogated to the rights of the Lenders in any collateral or security for the Obligations, after payment in full of the Obligations; the Guarantor's rights of subrogation are, however, subordinate to the rights, claims and Liens of the Agent and the Lenders;

     (j) Payments Rescinded. Any payment by the Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Agent and the Lenders are required to refund such payment or pay such amount to the Borrower or someone else; or

     (k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Credit Agreement, and Loan Document, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices the Guarantor or increases the likelihood that the Guarantor will be required to pay the Obligations pursuant to the terms hereof; it being the unambiguous and unequivocal intention of the Guarantor that the Guarantor shall be obligated to pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

     Section 2.09 Subrogation. Until the Obligations have been paid in full and the Aggregate Commitments terminated, the Guarantor hereby waives any claim, right or remedy which the Guarantor may now have or hereafter acquire against the Borrower which arises out of this Guaranty Agreement or from the performance by the Guarantor hereunder, including without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, indemnification, or participation in any such claim, right or remedy of the Agent or any Lender against the Borrower. Until the Obligations have been paid in full and the Aggregate Commitments terminated, the Guarantor further waives any benefit of any right to participate in any security now or hereafter held by the Agents and/or the Lenders.


                                  ARTICLE III
                   Representations and Warranties; Covenants

     Section 3.01 Representations and Warranties. In order to induce the Agent and the Lenders to accept this Guaranty Agreement, the Guarantor represents and warrants (which representations and warranties will survive the creation of the Obligations and any extension of credit thereunder) that:

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     (a) Benefit to the Guarantor.  The Borrower is a wholly-owned Subsidiary of the Guarantor; and the Guarantor's guaranty pursuant to this Guaranty Agreement reasonably may be expected to benefit, directly or indirectly, the Guarantor; and the Guarantor has determined that this Guaranty Agreement is necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor and the Borrower.

     (b) Corporate Existence. The Guarantor (i) is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

     (c) Financial Condition.

     (i) The audited consolidated balance sheet of the Guarantor and its Restricted Subsidiaries as at December 31, 1996 and the related consolidated statement of operations, stockholders' equity and cash flow of the Guarantor and its Restricted Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Arthur Andersen LLP heretofore furnished to each of the Lenders, are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Guarantor as at said date and the results of its operations for the fiscal year ending on said date, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments).

     (ii) The Guarantor has, on the Closing Date, no material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements. Since December 31, 1996, there has been no change or event having a Material Adverse Effect.

     (d) Litigation. As of the Closing Date, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Guarantor threatened against or affecting the Guarantor which involves the possibility of any judgment or liability against the Guarantor not fully covered by insurance (except for normal deductibles), and which would have a Material Adverse Effect.

     (e) No Breach. Neither the execution and delivery of the Loan Documents nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws of the Guarantor or any Governmental Requirement or any agreement or instrument to which the Guarantor is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Guarantor pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

     (f) Authority. The Guarantor has all necessary corporate power and authority to execute, deliver and perform the obligations under the Loan Documents to which it is a party; the execution, delivery and performance by the Guarantor of the Loan Documents to which it is a party, have been duly

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authorized by all necessary corporate action; and the Loan Documents to which the Guarantor is a party constitute its legal, valid and binding obligations enforceable in accordance with their terms.

     (g) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Guarantor of the Loan Documents to which it is a party or for the validity or enforceability thereof.

     (h) Taxes. Except as set out in Schedule I, the Guarantor has filed all United States Federal income tax returns and, to the best of its knowledge, all other tax returns which are required to be filed by it and has paid all material taxes due pursuant to such returns or pursuant to any assessment received by it. The charges, accruals and reserves on the books of the Guarantor in respect of taxes and other governmental charges are, in the opinion of the Guarantor, adequate. No tax lien has been filed and, to the knowledge of the Guarantor, no claim is being asserted with respect to any such tax, fee or other charge.

     (i) No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Agent and the Lenders (or any of them) by the Guarantor or any of its Subsidiaries in connection with the negotiation of this Guaranty Agreement or any Loan Document contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Guarantor and/or the Borrower. There is no fact peculiar to the Guarantor or the Borrower which has a Material Adverse Effect or in the future is reasonably likely to have (so far as the Guarantor can now foresee) a Material Adverse Effect and which has not been set forth in this Guaranty Agreement or the other documents, certificates and statements furnished to the Agent by or on behalf of the Guarantor or any of its Subsidiaries prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

     (j) Defaults. Neither the Guarantor nor any of its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which the Guarantor or any of its Subsidiaries is a party or by which the Guarantor or any of its Subsidiaries is bound which default would have a Material Adverse Effect.

     (k) Solvency. The Guarantor hereby represents that (i) it is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Guaranty Agreement, (ii) it is not engaged in business or a transaction, or about to engage in a business or a transaction, for which any Property or assets remaining with the Guarantor is unreasonably small capital, and (iii) it does not intend to incur, or believe it will incur, debts that will be beyond its ability to pay as such debts mature.

     (l) Copies of Indenture and Subordinated Indenture. The Guarantor has delivered to the Agent true and complete copies of each of the Agreements evidencing the Subordinated Debt, the Indenture, the Senior Notes, the Subordinated Indenture and the Subordinated Notes.

     (m) Receipt of Credit Agreement; No Representation by Agent or Lenders. The Guarantor has received a copy of the Credit Agreement and is familiar with the terms thereof. Neither the Agent nor any other Person has made any representation, warranty or statement to the Guarantor in order to induce the Guarantor to execute this Guaranty Agreement.

     (n) Subsidiaries. Except as set forth on Schedule II, the Guarantor has no Subsidiaries. Except as indicated on Schedule II, the Guarantor has no Unrestricted Subsidiaries.

     (o) Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Property of the Guarantor nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws; and (ii) the Guarantor has no known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

     Section 3.02 Covenants. The Guarantor covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans thereunder, all interest thereon and all other amounts payable by the Borrower under the Credit Agreement:

     (a) Financial Statements. The Guarantor shall deliver, or shall cause to be delivered, to the Agent with sufficient copies of each for the Lenders:

     (i) As soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, the audited consolidated and consolidating statements of operations, stockholders' equity, changes in financial position and cash flow of the Guarantor and its Restricted Subsidiaries for such fiscal year, and the related consolidated and consolidating balance sheets of the Guarantor and its Restricted Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Agent which opinion shall state that said financial statements fairly present, in all material respects, the consolidated and consolidating financial condition and results of operations of the Guarantor and its Restricted Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.

     (ii) As soon as available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Guarantor, consolidated and consolidating statements of operations, stockholders' equity, changes in financial position and cash flow of the Guarantor and its Restricted Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present, in all material respects, the consolidated and consolidating financial condition and results of operations of the Guarantor and its Restricted Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

     (iii) Promptly after the Guarantor knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Guarantor proposes to take, or cause the Borrower to take, with respect thereto.

     (iv) Promptly upon receipt thereof, a copy of each other report or letter submitted to the Guarantor by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Guarantor and a copy of any response by the Guarantor or its Board of Directors to such letter or report.

     (v) Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Guarantor to its stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Guarantor with or received by the Guarantor in connection therewith from any securities exchange or the SEC or any successor agency.

     (vi) Promptly after the furnishing thereof, copies of any statement, certificate, report or notice furnished to the holders of the Senior Notes, the Subordinated Notes, the trustee under either the Indenture or the Subordinated Indenture, or any other Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than the Credit Agreement or this Guaranty Agreement and not otherwise required to be furnished to the Agent and/or the Lenders pursuant to any other provision of this Section 3.02 or the Credit Agreement.

     (vii) From time to time such other information regarding the business, affairs or financial condition of the Guarantor as the Agent may reasonably request.

     The Guarantor will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to clauses (i) or (ii) above, a certificate substantially in the form of Exhibit A hereto executed by a Responsible Officer
(x) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (y) setting forth in reasonable detail the computations necessary to determine whether the Guarantor is in compliance with Sections 3.02(a), (b), (c), (d) and (e) of this Guaranty Agreement as of the end of the respective fiscal quarter or fiscal year.

     (b) Litigation.  The Guarantor shall promptly give to the Agent notice of:
(i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting the Guarantor, except proceedings which, if adversely determined, would not have a Material Adverse Effect, and (ii) of any litigation or proceeding affecting the Guarantor in which the amount involved is in excess of $5,000,000 and not covered by insurance, or in which injunctive or similar relief is sought. The Guarantor will promptly notify the Agent (who shall promptly notify each of the Lenders) of any claim, judgment, Lien or other encumbrance affecting any of its Property if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall individually or in the aggregate exceed $5,000,000.

     (c) Maintenance. The Guarantor shall preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, and permit representatives of the Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Agent (as the case may be).

     (d) Further Assurances. The Guarantor will cure promptly any defects in the execution and delivery of the Loan Documents to which it is party and will, at its expense, promptly execute and deliver to the Agent upon its request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Guarantor in this Guaranty Agreement or to correct any omissions herein or to state more fully the obligations set out herein.

     (e) Restricted Subsidiaries.

     (i) The Guarantor shall not create, acquire or otherwise suffer to exist any Restricted Subsidiaries other than the Borrower which are not also
     Subsidiaries of the Borrower.   The Guarantor will not invest, loan or
     advance at any one time an aggregate amount of more than $15,000,000 to or in any of its Unrestricted Subsidiaries. The Guarantor shall not permit any of its Restricted Subsidiaries to issue any preferred stock (other than to the Guarantor and/or one or more wholly-owned Restricted Subsidiaries) and shall not permit any other Person (other than to the Guarantor and/or one or more wholly-owned Restricted Subsidiaries) to own any Capital Stock of any Restricted Subsidiary; provided however that this Section 3.02(e) shall not prohibit the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary to the extent mandated by applicable law.

     (ii) Upon the creation or acquisition of any Restricted Subsidiary which is organized under the laws of the United States or any state thereof, the Guarantor shall (1) cause such Restricted Subsidiary shall execute and deliver to the Agent a Subsidiary Guaranty Agreement, (2) the Guarantor shall pledge or cause to be pledged to the Agent 100% of the capital stock of such Restricted Subsidiary and shall execute and deliver or cause to be executed and delivered pledge agreements, stock powers and other instruments to effect such pledge, and (3) if the Oil and Gas Properties of such Restricted Subsidiary are to be included in the Borrowing Base, cause such Restricted Subsidiary to grant to the Agent Liens on its Oil and Gas Properties included in the Borrowing Base. Upon the creation or acquisition of any Restricted Subsidiary which is not organized under the laws of the United States or any state thereof, the Guarantor shall pledge or cause to be pledged to the Agent the maximum percentage of the Capital Stock of such Subsidiary which may be pledged to the Agent without constituting an investment of earnings in U.S. Property under Section 956 (or any successor provision) of the Code that would trigger an increase in the gross income of the Guarantor pursuant to Section 951 (or any successor provision) of the Code or such lesser percentage as may be acceptable to the Agent in its sole discretion. The Guarantor shall or shall cause to be executed and delivered pledge agreements, stock powers and other instruments to effect such pledge.

     (f) Modification or Repayment of Debt. The Guarantor will not amend, supplement or modify the Indenture, the Senior Notes, the Subordinated Indenture or the Subordinated Notes or prepay, redeem, offer to purchase, purchase or defease any of the Subordinated Debt, without the prior written consent of the Majority Lenders.

     (g) Environmental Matters. The Guarantor will promptly notify the Agent (who shall promptly notify each of the Lenders) in writing of any threatened action, investigation or inquiry by any Governmental Authority of which the Guarantor has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action. The Guarantor will not cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

     Section 3.03 Financial Covenants. The Guarantor covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans thereunder, all interest thereon and all other amounts payable by the Borrower under the Credit Agreement:

     (a) Current Ratio. The Guarantor shall not permit its ratio of (i) consolidated current assets plus unused availability under the Aggregate Commitments to (ii) consolidated current liabilities (excluding current maturities of the Notes) to be less than 1.0 to 1.0 as of the last day of each of the last two consecutive fiscal quarters.

     (b) Tangible Net Worth. The Guarantor shall not permit its Tangible Net Worth to be less than an amount equal to the sum of (i) $84,000,000, plus (ii) an amount equal to 75% of the amount of any future issuance or sale of any Capital Stock (or securities convertible into Capital Stock), plus (iii) 50% of positive Consolidated Net Income for the period from January 1, 1997 to the date of determination, taken as a single accounting period (and in no event shall the amount calculated under clause (iii) be less than 0).

     (c) Interest Coverage Ratio. The Guarantor shall not permit its Interest Coverage Ratio as of the end of any fiscal quarter (calculated quarterly at the end of each fiscal quarter) to be less than 2.5 to 1.00 for any fiscal quarter.

     (d) Leverage Ratio. The Guarantor shall not permit its ratio of Debt to EBITDA of the Guarantor as of the end of the preceding twelve month period (calculated quarterly at the end of each fiscal quarter) to be greater than 4.0 to 1.0 for any fiscal quarter.

     (e) Dividends, Distributions and Redemptions. The Guarantor shall not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of its assets to its stockholders until the Guarantor's Tangible Net Worth exceeds an amount equal to the sum of (i) $84,000,000, plus (ii) an amount equal to 75% of the amount of any future issuance or sale of any Capital Stock (or securities convertible into Capital Stock), plus (iii) 50% of positive Consolidated Net Income for the period from January 1, 1997 to the date of determination, taken as a single accounting period (and in no event shall the amount calculated under clause (iii) be less than 0) and thereafter, the Guarantor may declare dividends provided that, (1) it maintains an Interest Coverage Ratio of 2.5 to 1.0, (2) no Default or Deficiency has occurred and is continuing and such payment shall not cause a Default or Deficiency, and (3) the Guarantor's Tangible Net Worth continues to exceed an amount equal to the sum calculated under clauses (i), (ii) and (iii) of this Section 3.03(e).

     (f) Adjusted Consolidated Net Tangible Assets. The Guarantor shall not permit, as of the last day of any fiscal quarter, its Adjusted Consolidated Net Tangible Assets minus $35,000,000 to be less than 110% of the aggregate amount of all Indenture Indebtedness (excluding Subordinated Indebtedness as defined in the Indenture) of the Parent Company and its Restricted Subsidiaries.


                                  ARTICLE IV
                                   Security

     Section 4.01 Grant of Security Interest. As security for the Guarantor's obligations hereunder, the Guarantor hereby grants to the Agent for its benefit and the benefit of the Lenders a security interest in, a general lien upon and/or right of set-off against the following (herein referred to as the "Collateral"): the balance of every deposit account, now or hereafter existing, of the Guarantor with any of the Lenders and any other claim of the Guarantor against the Agent and/or any of the Lenders, now or hereafter existing, and all money, instruments, securities, documents, chattel paper, credits, claims, demands and any other Property, rights and interest of the Guarantor, which at any time shall come into the possession or custody or under the control of the Agent or any of the Lenders or any of their agents or Affiliates, for any purpose, and shall include the Collateral in transit to or set apart for them.

     Section 4.02 Financing Statements. The right is expressly granted to the Agent, at its discretion, to file one or more financing statements or a copy of this Guaranty Agreement under the Uniform Commercial Code naming the Guarantor as Debtor and the Agent as Secured Party and indicating therein the types or describing the items of Collateral.

     Section 4.03 Remedies. During the continuation of an Event of Default, the Agent may sell or cause to be sold in one or more sales or parcels, at such price as the Agent may deem best, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any of the Collateral at any broker's board or at public or private sale, without demand or performance or notice of intention to sell or of time or place of sale (except such notice as is required by applicable statute and cannot be waived), and the Lenders or anyone else may be the purchaser of any or all of the Collateral so sold and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any equity of redemption of the Guarantor, any such demand, notice or right and equity being hereby expressly waived and released.

     Section 4.04 Rights. The grant of the above Lien shall not in anyway limit or be construed as limiting the Lenders to collect payment of the Guarantor's obligations hereunder only out of the Collateral, but it is expressly understood and provided that all such obligations shall constitute the absolute and unconditional obligations of the Guarantor. The Agent shall not be required to take any steps necessary to preserve any rights against prior parties to any of the Collateral.


                                   ARTICLE V
                                 Miscellaneous

     Section 5.01 Successors and Assigns. This Guaranty Agreement is and shall be in every particular available to the successors and assigns of the Agent and the Lenders and is and shall always be fully binding upon the legal representatives, heirs, successors and assigns of the Guarantor, notwithstanding that some or all of the monies, the repayment of which this Guaranty Agreement applies, may be actually advanced after any bankruptcy, receivership, reorganization, disability or other event affecting the Guarantor.

     Section 5.02 Notices. Any notice or demand to the Guarantor under or in connection with this Guaranty Agreement may be given and shall conclusively be deemed and considered to have been given and received in accordance with Section
12.02 of the Credit Agreement, addressed to the Guarantor at the address on the signature page hereof or at such other address provided to the Agent in writing.

     Section 5.03  Governing Law; Submission to Jurisdiction; Waiver of Jury
Trial.

     (A) THIS GUARANTY AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     (B) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT, THE GUARANTOR HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN THE STATE OF NEW YORK. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE THE GUARANTOR FROM OBTAINING JURISDICTION OVER OTHER PARTIES IN ANY COURT OTHERWISE HAVING JURISDICTION.

     (C) FOR THE PURPOSES OF THIS GUARANTY AGREEMENT AND MATTERS RELATING TO THIS GUARANTY AGREEMENT (BUT FOR NO OTHER PURPOSE), THE GUARANTOR HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM LOCATED AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF THE GUARANTOR, SERVICE OF PROCESS IN THE STATE OF NEW YORK IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY AGREEMENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY OVERNIGHT COURIER TO THE GUARANTOR AT ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW, BUT THE FAILURE OF THE GUARANTOR TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GUARANTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.

     (D) NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE GUARANTOR IN ANY OTHER JURISDICTION.

     (E) THE GUARANTOR HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFIES THAT NEITHER THE GUARANTOR NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR

THE GUARANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT THE GUARANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (IV) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 5.03.

     Section 5.04 NO ORAL AGREEMENTS. THIS GUARANTY AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THIS GUARANTY AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Section 5.05 Prior Guaranty. This Guaranty Agreement supersedes and replaces the Prior Guaranty Agreement.

     WITNESS THE EXECUTION HEREOF, as of the 27th day of March, 1997.

                                       FLORES & RUCKS, INC.



                                       By:___________________________________
                                          Robert L. Belk
                                          Senior Vice President and
                                          Chief Financial Officer

                                       Address:

                                       8440 Jefferson Highway
                                       Suite 420
                                       Baton Rouge, Louisiana  70809

                                       Telecopier No.:(504) 927-1454
                                       Telephone No.: (504) 927-1450
                                       Attention: Robert L. Belk


                                       with a copy to:

                                       Flores & Rucks, Inc.
                                       500 Dover Boulevard
                                       Lafayette, Louisiana  70503

                                       Attn:  Robert K. Reeves

                                       Telecopier No.:      (318) 989-5919
                                       Telephone No.:       (318) 989-5900

                                   Exhibit A
                                   [Form of]
                             Officer's Certificate

     The undersigned hereby certify that he is the ____________________ of FLORES & RUCKS, INC., a Delaware corporation (the "Guarantor"), and that as such he is authorized to execute this certificate on behalf of the Guarantor. This Certificate is delivered pursuant to Section 3.02 of that certain Amended and Restated Guaranty Agreement (as amended or supplemented from time to time, the "Guaranty Agreement") dated as of March 27, 1997 by the Guarantor in favor of THE CHASE MANHATTAN BANK, AS AGENT (the "Agent"), and the Lenders. All capitalized terms not defined herein shall have the meaning assigned such terms in the Guaranty Agreement and in that certain Amended and Restated Credit Agreement dated as of March 27, 1997 among FLORES & RUCKS, INC., a Louisiana corporation (the "Borrower"), the Agent and the Lenders (as amended or supplemented from time to time, the "Credit Agreement"), as such terms are incorporated by reference into the Guaranty Agreement.

     The undersigned hereby represents and warrants as follows:

     (a) No Default has occurred and is continuing under the Credit Agreement, the Guaranty Agreement or any of the Loan Documents [or if a Default exists, specify the nature and status thereof and the Guarantor's or the Borrower's proposed response].

     (b)  The Guarantor is in compliance with the following negative covenants:

          (i)   Current Ratio.  (Show Calculation)

          (ii)  Tangible Net Worth. (Show Calculation)

          (iii) Interest Coverage Ratio.  (Show Calculation)

          (iv)  Leverage Ratio.  (Show Calculation)

          (v) Dividends, Distributions and Redemptions. (Show Amount of Dividends and Calculation)

     (c) As of the last day of the [fiscal quarter/fiscal year], no Deficiency exists and no event exists which would obligate the Guarantor to repurchase or
offer to repurchase any or all of the Senior Notes.   (Show calculation as per
Section 2.03(d) of Credit Agreement and Section 10.21 of Indenture).

     (d) [If quarterly borrowings exceed $50,000,000 at any time, show calculations for each of the Indenture and the Subordinated Indenture demonstrating the foregoing:

INDENTURE:  PERMITTED INDEBTEDNESS

I.   Greater of:

     (A)  $50,000,000 or



                                  Exhibit A-1

     (B)  $20,000,000 plus [$____________] (such amount being 20% of Adjusted
          Consolidated Net Tangible Assets as of the date of the proposed borrowing);

minus
-----

II. [$______________] (such amount being the amount of Asset Sales applied to permanent reduction of Indebtedness)

equals
------

III. $___________________.

AGGREGATE AMOUNT OF LOANS AND LC EXPOSURE PLUS AMOUNT TO BE BORROWED OR LC EXPOSURE TO BE INCURRED MUST NOT EXCEED III.

And, if the amount to be borrowed or the proposed Letter(s) of Credit to be issued, renewed, extended or reissued is for (a) acquiring Oil and Gas Properties, (b) refinancing Acquired Indebtedness (as defined in the Indenture), or (c) making an Investment (as defined in the Indenture) in an Unrestricted Subsidiary (as defined in the Indenture) for either of the foregoing purposes, then the such amount cannot exceed 50% of III unless:

          (1) The Parent Company's Consolidated Fixed Charge Coverage Ratio (as defined in the Indenture) for the preceding four fiscal quarters is equal to at least:

          (i) 2.75 to 1.0 if such amount is to be incurred prior to December 31, 1997; and

          (ii) 3.0 to 1.0 if such amount is to be incurred after December 31, 1997; and

          (2) The Parent Company's Adjusted Consolidated Net Tangible Assets (as defined in the Indenture) are equal to or greater than 150% of the aggregate Indebtedness (as defined in the Indenture) of the Parent Company and its Restricted Subsidiaries.


SUBORDINATED INDENTURE:  PERMITTED INDEBTEDNESS

I.   Greater of:

     (A)  $100,000,000 or

     (B)  $30,000,000 plus [$____________] (such amount being 20% of Adjusted
          Consolidated Net Tangible Assets as of the date of the proposed borrowing);

minus
-----


                                  Exhibit A-2

II. [$______________] (such amount being the amount of Asset Sales applied to permanent reduction of Indebtedness)

equals
------

III. $___________________.

AGGREGATE AMOUNT OF LOANS AND LC EXPOSURE PLUS AMOUNT TO BE BORROWED OR LC EXPOSURE TO BE INCURRED MUST NOT EXCEED III.

EXECUTED AND DELIVERED this ____ day of ______________, 199__.

                                       GUARANTOR:

                                       Flores & Rucks, Inc.



                                       By: _______________________________
                                           Name:
                                           Title:



                                  Exhibit A-3